Exhibit 99.1

Greif, Inc.
2019 Investor Day Presentation Transcript
June 26, 2019

CORPORATE PARTICIPANTS
Gregory B. Cottrell Caraustar Industries, Inc. - VP of Recovered Fiber Group
Hari K. Kumar Greif, Inc. - VP and Division President of Flexible Products & Services
Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Ole G. Rosgaard Greif, Inc. - Senior VP and Group President of Rigid Industrial Packaging, Services & Global Sustainability
Peter G. Watson Greif, Inc. - President, CEO & Director
Timothy L. Bergwall Greif, Inc. - SVP and Group President of Paper Packaging & Services and Soterra LLC

CONFERENCE CALL PARTICIPANTS
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Associate Analyst
Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst
Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Chip Dillon - Vertical Research Partners - Partner
Eric Beyrich - Arbiter Partnets Capital Management - Senior Research Analyst
Sokol Cano - KeyBanc Capital Markets Inc., - Director
Gary Merwitz - Investment Counselors of Maryland - Financial Adviser

PRESENTATION
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Well, good morning, everybody. Good morning. Good morning. My name is Matt Eichmann, and I lead Greif's Investor Relations and Corporate Communications activities, and it's a pleasure to see so many folks here today. We know you're super busy. Thanks for making the time to come out here and visit with us this morning.
I have a couple quick housekeeping slides that I'm going to go through, and then we'll get on with the main event so to speak. We will be making forward-looking statements this morning. At your convenience, please refer to our safe harbor, which can be found on our website as well as in the presentations for folks that are in the room here this morning.
Slide 3 is just a high-level agenda for your review. So what you're going to see here this morning, folks, is a series of presentations by a really talented group of leaders up here. We're going to have 2 dedicated Q&A sessions. When we get to the Q&A, I'd ask that you just wait until we get a microphone over to you before you ask your question because we are webcasting today's event. We want to make sure that the online audience gets the benefit of your question as well, too. So I'll have a couple microphones circulating around the room. If you could wait for that, I would greatly appreciate it.
If you haven't done so already, please take a moment to silence your phones and your devices so they're not a distraction to others. And then there's refreshments that are outside in the lobby. So you won't bother us whatsoever if you get up and recharge your coffee or go get a snack at some point. So feel free to go back out those double doors and grab some coffee at your convenience.
You will hear our speakers refer to page numbers at certain times throughout the presentation today. And that, again, that's just for the benefit of the online audience so that they know where we're at in our presentation. And roughly 15 minutes after the conclusion of today's event, we're going to be doing an OCC or recycling one-on-one with Greg Cottrell who is our leader of our Recovered Fiber business. That session will be held in the Trocadero Room, which is just back out those double doors and to your left. It's a separate boardroom. And again, we'll be doing that at roughly 15 minutes after the conclusion.
Finally, just on safety. In the event that we need to evacuate this room, there's 2 good ways of doing so. There's an emergency staircase just down to my left over here. You can go down that staircase and it'll shoot you right outside. You can also go right

Exhibit 99.1

back out through those double doors and down through the staircase and out through the lobby that direction as well.
Lastly, you will be getting a survey sometime in the next 48 hours about today's event. We'd ask that you please take a moment to fill out that survey. It'll probably take you no more than 5 or 6 minutes to do so. It helps us get better as Investor Relations program. It helps us get better as a management team. So we would greatly appreciate if you took the time to fill out that survey when you get it.
Okay. So with that, I'd like to welcome Greif's President and Chief Executive Officer, Pete Watson.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Matt, and good morning, everyone. We really appreciate you taking your valuable time to spend the morning with us. So to begin the presentation this morning, what I want to do is review why we think Greif is an excellent investment today.
One, we have a broad diverse portfolio. It would help if I move the slides. We have an exposure to large end-use markets, which are all attributes of diversification. And while some of those markets are challenged right now, they will recover, and our owners will be rewarded at that time.
We have an unwavering commitment to differentiated customer service, and we think that's a great way to earn trust and loyalty to our customers as we'd look to develop long-term strategic partnerships with our customer base. And we have low-risk paths to growth and to margin improvement, and we'll walk through some of those today with our business leaders.
And we're currently trading at a very attractive valuation. We have a compelling dividend, as you know. And we have a big step-up in free cash flow on the horizon. So in short, we think this is an excellent time to invest in Greif, and we're going to demonstrate that today throughout the morning.
So our Investor Day goals are simple. So we're going to demonstrate, as I just talked about, why Greif is an attractive investment opportunity. We're going to review Greif's vision and strategic priorities. And as part of that, we're going to update you on the Caraustar acquisition and our synergies. We're going to review the capital allocation priorities we put forth and our thoughts on our valuation. And finally, we're going to issue our long-term financial commitments through 2022.
So we operate a global footprint, as you know, that diversifies across many countries and regions and end markets with a multiple number of packaging substrates. This allows Greif to offer significant different packaging solutions to many customers around the world. And our footprint has evolved over time to address our changing customer needs. And we've got excellent international operating experience, which we think is a distinct competitive advantage for our company.
I'm now on Page 9. Greif, as you know, has a leading position in multiple packaging substrates. We're the largest producer of steel drums in the world. Customers package products such as lubricants and chemicals in those steel drums. We're the leading producer of environmentally friendly fiber drums, which is predominantly in North America. And customers package products and dry goods, such as food, powder and ingredients and grains.
We're the world's largest producer of flexible intermediate bulk containers, which is a complementary product to our large customer base in the Rigid Industrial Packaging business. And customers package dry goods and FIBCs, such as resin, fertilizer, food, infant formula ingredients. And we've a rapidly growing Intermediate Bulk Container business.
We've experienced double-digit growth in this sector in the last few years, and this is one of the fastest-growing products in our Rigid Industrial Packaging portfolio. It is a key focus for our RIPS growth business, and Ole Rosgaard will talk more about that later.
And in addition with Caraustar, we're now a leading producer in recycled boxboard products, tube and cores. And we serve, as you know, a niche in our vertically integrated containerboard and corrugated packaging business. We're a trusted partner to our customers, and we think we can offer packaging solutions without a bias for products.
So let me -- let's just step back here on Page 10 and let's look at a broader view of the market and how we fit into it. So the United Nations expects population growth of 13% in the next 10 years, and we think Greif is uniquely positioned to take advantage of that population growth as well as some of these other trends we're going to talk about.
That population growth will drive greater demand for consumption of products and infrastructure that touches many of the end markets that we serve. We're well positioned to support the sustainability in multi-use products, that our customers are dearly talking about and have significant amount of pressure to utilize. Examples in our Rigid Industrial Packaging business and our Flexible Products business, we use postconsumer resin as part of the recipe for raw materials, and we have our Intermediate Bulk

Exhibit 99.1

Container, and our plastic and our Flexible Intermediate Bulk Containers. All have reconditioning services. Our customers need and want.
Our Integrated Paper Packaging business is aligned to provide sustainable and low-cost products to meet our customers' needs, and they're all fully recyclable. And there is a growing importance on food safety, so we have a competitive advantage we believe. We've got over 30 manufacturing facilities around the world that are either food certified or have clean room status to serve customers and meet their needs in that growing market. And there's a chemical expansion fairly significant in the Gulf Coast of the U.S., which positions our North America Rigid Industrial Packaging very nicely to accommodate that growth in steel drums.
I'm now on Page 11. And let's walk back to 2017, 2 years ago at Investor Day. So from that point, it's very clear to us that we have demonstrated credibility by delivering on our 2017 Investor Day commitments. We've achieved our EPS annual guidance in each of the last 3 years. We've significantly grown our EBITDA. Our IBC business has demonstrated high growth at over 16% in the last few years. We've opened 8 new IBC manufacturing facilities around the world. And our Paper Specialty Products business has grown over 80%. During that time, margins in that business are 2 to 4x of our standard paper-converting products. And Caraustar is a transformation event for Greif, and it's aligned to our Path to Growth priorities.
So the next slide really talks about our operating philosophy, which is really about basic fundamental execution. It's a very simple approach, but it's very fundamental in how we grind out success in our business. And it's a simple formula we've used to drive results in the last 3.5 years.
First, we continually optimize our business through the relentless pursuit of marginal gains in everything we do in the business through the Greif Business System. For those that don't know us well, the Greif Business System is common tools and common processes that are used throughout our business to drive operational excellence and commercial excellence and supply chain excellence. We provide a differentiated solution-based customer experience to outserve our competition in every single local market we compete in.
We're a global market. We have global leverage. But our key is how do we win in every single local market we compete around the world. And we've grown our business through targeted opportunities. We're going to focus on risk-adjusted returns, and we generate free cash flow. And with that free cash flow, we're going to reinvest in the business, and we fund appropriate shareholder returns. And I believe this road map creates value for our customers and for our shareholders.
Let me move to Slide 13. And again, in the last 3.5 years, we've created this road map and this basic driving of fundamentals and operating discipline to lead to a step-change in value creation at Greif. And we're applying that exact-same principle and that exact-same focus in our acquisition of Caraustar.
As you can see through the charts, we've made significant improvements in our business in every single element. We've had organic growth rates on a compound annual growth rate basis of 8.5% in EBITDA. And we're very proud that our compound annual growth rate of free cash flow is over 30% during that time, and I'm very proud of our team for what we've accomplished in the last 3.5 years.
So let me start now and talk about what drives and fuels everything we do, and it really starts with our vision and strategy. So our vision is driven by our ability to be the best-performing customer service company in the world. And I talked about earlier the key is as a global company, you have to win at every single local market. So the consistency in how we drive that customer experience is particularly important. And it starts at the foundation with the Greif Way. For those that don't know us, the Greif Way is who we are. It's about our values, and we talk about family values. It's about our integrity and respect to all of our stakeholders around the world.
The second foundation is the Greif Business System. It's common tools and common processes we use to execute in the business in every single plan, every single operation around the world. And this is how we work, a very common approach to how we operate our business.
And we have 3 strategic priorities. One about our people and teams, and we're going to talk quite a bit about all these 3, but I want to give you an overview. So we want to engage teams, engage our people to create the best team. It's paramount we create an environment where there's -- health and safety is our #1 concern. We have an excellent record in safety and health in the environment, and it's very important to us.
Colleague engagement is the first step to being able to serve your customers. Without engaged colleagues, you can't have an engaged team. Without engaged teams, you can't drive success to your customer through to our shareholders. So you'll hear quite a bit about that.
And accountability is very important in regarding we incent our people and we incent our teams that are aligned to share -- to

Exhibit 99.1

create value and shareholder return. The majority of our incentives throughout the company are aligned to EBITDA and cash flow, and it's very structured and it's very clear throughout the entire organization.
With an engaged team, that drives customer service. And what we want to do is create trust and loyalty with our customers. That's our ambition. When you have trust and you have loyalty, you work together at strategic partnerships to profitably grow your business. To do that, you have to do the basic fundamentals really well. And you have to deliver a differentiated customer service experience form. And you have to create value through developing and delivering solutions to your customers. You can't just be a deliverer of products. You have to develop solutions to solve their needs.
And when you have engaged teams focused on differentiated customer service in a solution-based approach that ultimately leads to enhancing performance and that's next stage. We want to grow the business, but we want to grow the value of the business. We're not interested and you'll never hear us talk about our revenue line. Oh, we're really excited we've grown our revenue X percent. It's irrelevant unless it drives bottom line growth. And so you'll hear about growth as it aligns to free cash flow and EBITDA growth.
We talked about the Greif Business System. That's the engine that fuels our levers to drive margin expansion -- gross margin expansion, how we sell business, how we price our business, how we improve our margins in our business and how we operate inside the 4 walls and how we execute in our supply chain initiatives.
And then we have to have a cost structure that is affordable based on the competitive environment we compete with. And part of that is how we drive free cash.
And then, finally, sustainability. So more and more people today our customers, our shareholders, sustainability is very important and our people are very concerned about sustainability. So it's become a big part of what we've done for the past 10 years, and we'll talk a little bit about that.
And if you sum that up, if you look at what is the one link that ties in our vision and 3 strategic priorities, really, it's simple. It's called the service profit chain. This drives our success and it wraps up all around our strategy. Talks about engaged colleagues driving differentiated customer service. And if you have differentiated customer service, that gives you the opportunity to drive greater value and greater financial performance, which ultimately rewards our shareholders.
So I wanted to take some time to make sure you certainly understand that strategy and what we're trying to achieve, and I'm going to walk through the components of that myself, and then the business leaders will talk specifically about how they're executing on those strategies throughout the morning.
So I want to first introduce our talented leadership team. So we've got part of the team here and the ones that are presenting. You -- most of you know Larry Hilsheimer, our CFO; you've got Hari Kumar, who's done a terrific job turning around our Flexible Products and Service business; Ole Rosgaard, who runs our Global Rigid Industrial Packaging business; and Tim Bergwall, who runs our Paper Packaging business.
So they all come from a very diverse set of backgrounds and experiences. There's a very strong connection between them personally and business-wise in the team. And as I talked earlier, they are fully accountable for the enterprise at Greif on setting value creation. And again, we are all rewarded based on short-term and long-term goals that drive EBITDA and cash flow expansion.
So we have made a few recent internal organizational changes I want to share with you. Prior to September 1, Ole Rosgaard ran the Rigid Industrial Packaging business in the Americas. Effective September 1, he will have responsibility for the Global Rigid Industrial Packaging business. We felt we needed a unified leader to run that global business. So he'll talk a little bit about that later.
Michael Cronin, who's a very talented leader, will run the EMEA and APAC business in Rigid Industrial Packaging until September 1. After than, we've tasked him with a very important role of working with me and the Board of Directors on enterprise-wide strategy and how we drive Greif in the future to make sure we continue having a sustainable story about driving shareholder value.
He will also have responsibility for supply chain and how we further align Greif supply chain to our customers and our customer supply chain. A lot of that has to do with the global trends that we talked about. So they both have big new responsibilities, and we're excited about those internal changes.
So we talk about people and teams. We're in a world, as everybody knows, that's low in unemployment and there's a real war on talent. You have to compete very hard to get talented people, and then you have to create an environment to keep those people engaged as a team.

Exhibit 99.1

So what we've done is we've started a colleague engagement process 2 years ago. And we have a multiyear partnership with Gallup, a very respected fact-based organization, and our commitment to this is genuine. We have put significant human and capital resources behind this strategy, specifically around building our teams. And as you can see in that slide, Gallup statistics, not ours, the highly engaged colleagues create value in their work.
You guys have seen it in your business. You've read about it. It's a fact.e
At Greif, we've demonstrated world-class participation, and that's the first step. We're on a journey. So our engagement scores, you can see on the right, have improved. We're happy with that, but that's just a benchmark every year. The real value in what we try to achieve on this journey in colleague engagement is get local teams amongst our 17,000 colleagues around the world and work on 1 or 2 opportunities on how those local teams can engage themselves to do 2 things. How do we work together to create value for our customers and ultimately create value to our shareholders through financial performance. And we're really pleased with 17,000 people feeling like they have a say and a part in how we drive performance in the company.
Let me move to the next page. This is Slide 18. And we'll talk about customer service excellence. So we measure our performance in customer service 2 ways. And some of you who know the story have heard this, but it's a Customer Satisfaction Index, which basically internally, do you do what you say you're going to do? Do you deliver on time? Do you meet the quality standards of your customers?
We also have a Net Promoter Score, which is an external survey. We ask our customers twice a year how we're doing. And our business leaders are going to specifically talk about their results and stories of their journey on customer service excellence. What I'd like to do is talk about on a broad base our global view of Net Promoter Score.
So let me really quick. What is Net Promoter Score? So Net Promoter Score is a really a simple survey. We ask our customers rate us from 1 to 10. And 9 to 10 means that you're a superior supplier to them. You're the best of the best, doesn't mean that you can't improve and they're probably more challenging to us than the other subset of customers, but they're extremely happy and we provide a differentiated experience.
You've got scores between 3 and 7, where they're called passive, and you're just okay. You're not any better, you're not any worse than other suppliers. So you hadn't necessarily created a differentiated advantage. You do a good job. You're well respected. But you haven't moved to that next step.
And then there's the score of 1 to 3, meaning they don't have respect for you. You can't differentiate. And you're probably one of the lower-tier suppliers based on their criteria. So you get a score by subtracting the detractors who don't like you to the promoters who think you have a differentiated experience.
In industrial manufacturing, not our benchmark, benchmarks of Net Promoter Score companies, 55 is best-in-class in industrial manufacturing. So you can see the journey. We started at 39, and we're up to 57. So we're pleased to be in a best-in-class benchmark, but that's not the point. The point is a score is merely a benchmark on the journey to improvement. The real value in a Net Promoter Score is a structured conversation with customers. They provide feedback. We go back to the customers after we've read it, and these gentlemen all read those feedbacks. Their teams read the feedbacks. They develop action plans they sit in front of the customer, and they talk through what we're going to do to address the needs of our customers.
Sometimes, they're positive feedback, and there are opportunities for us to do that more. And sometimes, they're negative opportunities that we have to fix. And sometimes, they're just problems. We wish you can help us solve the supply chain issue or packaging issue. So that's the value in the magic. We report the score, but the magic is what we do with the score and what we do with the feedback. So you're going to hear a lot of stories about that from Tim and Ole and Hari today, and it's a really big part of the fabric of what we do every day.
There's also a clear correlation between Net Promoter Scores and financial performance. So when you look inside of Greif, our top-25 performing operations financially have improved their Customer Satisfaction Scores and Net Promoter Scores by 70%. So that talks about mindset to improve, talks about mindset, about leadership. And so our goal is to get every single manufacturing operation and everything single sales office in our global portfolio to drive to that standard.
I am now on Page 19 for those on the WebEx. So let's talk about financial performance. So we've made significant improvements. And I think you can clearly align that to the engagement of our teams driving sustainable solutions to our customers, and that leads to this performance.
So if you look between 2015 and 2018, we've seen about 28% improvement in our adjusted EBITDA and really proud of that fact.

Exhibit 99.1

We talked about sustainability performance. So this is a really important issue for all of our stakeholders. It's important to our people because our people want to work for a company that is committed to running clean operations, environmentally sensitive and caring for the environment that we operate and live in. It's very important to our customers. We have to continually find creative, sustainable packaging solutions at a lower cost to meet our customers' needs and to create that differentiated customer experience.
And it's important to our shareholders. We hear continually about ESG. Sustainability is a big part of that notion. More and more investors have no interest in investing in companies that don't take this serious, and I promise you we do.
And then the communities we operate. It's very important in manufacturing that we treat the environment and care for the environment with respect and dignity and we do that. So we started this journey back in 2008 in a serious way. So we published 10 consecutive sustainability reports that all comply with GRI standards. We've been recognized by customers. We've been recognized by third-party audits of our accomplishments. And we've made great progress.
We've recently set goals for sustainability out to 2025. And our focus in sustainability -- and Ole Rosgaard is the global leader of our sustainability office. You get a chance to ask him some questions. Our whole focus is, how do we create economic value through sustainability for our customers through our shareholders and through the communities we live. This can't be a nice to do feel good.
It's got to create economic value. If you don't create economic value through sustainability efforts, you're wasting your time. You're wasting your shareholders time and it's not a good use of capital allocation. So it's a really important distinction. Everything we do in sustainability is to create economic value for our customers because they demand it, our shareholders because they demand it and the communities that we operate because they deserve it.
Let me move to Slide 21. So we talked about at Investor Day 2 years ago about our strategic priorities to grow and how we're going to align that growth to value. We had 4 acquisition priorities or growth priorities at that time. I'm going to talk about 2 of them and what we've done since June of 2017.
So pivot to plastic first. So we've talked about it. We've grown our IBC business by over 16% in that time. We've built 8 new manufacturing operations at that time. It is the fastest-growing substrate in Rigid Industrial Packaging. We've recently expanded our IBC reconditioning business, and that's a really critical component. IBCs are new Intermediate Bulk Containers. Reconditioning is the full life cycle of collection, cleaning, rebottling IBCs, and it adds to the profit pool, and it provides very necessary sustainable service to our customers. We've just done an acquisition of Tholu, who is an existing joint venture partner in the Netherlands. They serve a really high niche market in food and pharma and specialty chemicals in Western Europe. Ole is going to talk much more about that IBC reconditioning when he talks later today.
In our Paper business, we focus on how do we vertically integrate our paper system. So we'll open a new CorrChoice corrugated manufacturing facility in Q4 in Pennsylvania. We've talked quite a lot about that. That further integrates our containerboard mill and the acquisition of Caraustar's close proximity to our vertically integrated paper system.
So we're now on Slide 22. And let me talk briefly about the strategic rationale for why we did the Caraustar acquisition. Some of you may have heard this, but we're going to repeat it because I think it's really important to level-set everybody. First of all, I can't tell you how pleased we are in the last 4 months of the integration. We talked about the cultural fit. It's greater than we thought. The mindset and the energy and the focus on integration and customers and engaging our -- each other is super. I'm excited about where it's leading us. I think it's going to be great for the short term, but it's certainly going to be very beneficial for us in the long term.
The acquisition immediately enhances our margins, our cash flow. It balances Greif's existing global portfolio. As you know now, we have more balance between our Rigid Industrial Packaging business, which is global; and our Paper Packaging business, which is U.S.-centric. It increases our exposure to U.S. markets now as a global entity by 63%. We think that's important. And as I said, this offers an excellent operational fit and excellent cultural fit to the business. We're really excited about what that will lead to it. Tim Bergwall, our business leader, is going to take you through a much bigger way, and we're really excited about what Caraustar is going to do for us in the long term.
And finally, let me just make some final closing comments. So it's well documented that today we're in the midst of some very challenging macro environments, particularly around industrial manufacturing. But I've got to tell you, I'm really excited about the future at Greif. We manage through and we grind through tough times, but we are positioned to have great success in the future, and I'm really excited about this and our team is too. And you'll get a chance to see that personally when they speak.
So we've made great progress in all fronts. We've talked about it. We have a clear strategy that's linked to our future performance.

Exhibit 99.1

We've got leading product positions in many of our businesses, and we touch many different end-use markets around the world. And again, we are primed for significant free cash flow expansion. I'm really proud of our team, and I'm looking forward to having them tell the story in a minute.
I'd like to now turn this over to Tim Bergwall, who's our Senior Vice President, leader of our Paper Packaging business.
Timothy L. Bergwall - Greif, Inc. - SVP and Group President of Paper Packaging & Services and Soterra LLC
Good morning, everybody. Thank you, Pete. Thanks for coming this morning.
What I'm going to do is go through the new business. So I'll talk about Paper Packaging, the legacy and then I'll also include the new Caraustar. I'll go through in each business in some detail. I'll talk about the markets and how we're going to approach those markets. And then I'll finish and talk a little bit about the integration, how that's going so far.
So let me start with the portfolio. Everything kind of starts with recovered fiber, and this is a capability that we didn't have before. So we're really happy to have this new piece of our business. Every product that we make has some recovered fiber in it. So it's a really nice addition.
When you look at the portfolio, these are basically 3 series of integrated businesses. We make containerboard, so we make liner and medium. That flows down into the corrugated business, which we call CorrChoice. We have an uncoated recycled boxboard group that makes that paper that flows down into tube and core, and then we make coated, which flows down into folding cartons. So much more vast portfolio of products. And for the first time, we've got some product leadership positions in PPS.
Combined, this is about a $2.3 billion business, about 18% EBITDA margins. When you look at how we compete in legacy PPS, it was all about speed, capability and service. And a good example of speed would be in CorrChoice, in our sheet feeder business. We have an average lead time of 18 hours. So it's all about how do you build these businesses. They have the shortest lead time in the market, and we're focused on that. So when we look at those 3 things -- speed, capability and service -- these fit very well with our new businesses in Caraustar.
The other thing is our end markets are very broad now. We've obviously picked up new geographies. Most of these new businesses are national in scope. They're also in Canada and a lot of new end-use markets for us. So what I'll do is I'll talk about each one of these as we go through the slides.
Before I do that, I'd like to introduce the leadership team. And I can tell you when we were contemplating this acquisition, one of the really important questions for us was who do we retain to be successful? And so we looked at the folks that are running these businesses. They've all led a really nice turnaround, very talented group, and I'm happy to say we've retained 100% of them.
So if you look at the mill side on the left, the leader of that business is David Scott. David's a Greif person, ran our mills for many years. He now picked up another 12 mills and has a much broader network. On the sales side in the paper business, we've got 2 leaders, Mark Butryn, who comes to us from Caraustar. Mark handles all the boxboard. And John Clifford, who was at Greif for many years, is running our containerboard business.
And then on the recovered fiber, that's run by Greg Cottrell. Matt mentioned him earlier. Greg is here today, long-term Caraustar person, but he's also been in the industry a long time. Greg, you mind standing up for a minute?
Thank you, Greg. So he'll be here for those of you who can stick around after the main session. Greg is going to run that fireside chat. A lot going on in recovered fiber, so we'll cover some really interesting topics.
On the converting side, our big CorrChoice group is run by Matt Barnes. That's a recent promotion for Matt. Matt ran Michigan Packaging for many years. He's now got the whole network. Craig Rollins comes from Caraustar. He runs our big tube and core business. Craig has been in this business a long time, very, very good, pleased to have him on the team. And then John Grinnell runs Folding Carton, and John has been with Caraustar for about 2 years. Prior to that, he was at WestRock. So he's been in the folding carton industry a long time. Pleased to have John on the team as well.
So what I would say about this leadership team is not only do they know their business and their markets very, very well because they've been in it a long time, they also have the ability to attract and really retain top talent. And that's really obvious when you go down into the businesses, you meet the regional managers, meet the people that run the plants, just a really stellar team with a lot of depth.
Pete mentioned customer service. Really this is how we differentiate in Paper Packaging. And if you look at these charts, these numbers are the legacy business -- legacy PPS. So if you look at the CSI index, we're above the Greif target. And really, we see

Exhibit 99.1

this as the fundamentals. It's on-time delivery complaints. And if you do have complaints, how quickly do you get them resolved. So very fundamental stuff, but I'm telling you, in packaging, this really counts.
When you look at NPS, we have some really high scores in Paper Packaging. In fact, I think, on any benchmark, when you're in the 70s, that's very, very high. We would attribute that to getting the fundamentals right but probably more importantly the way we connect with customers. When we go through our results in the NPS survey, sit down and talk to customers, what you hear time and time again is, we appreciate the way you're in our corner. We feel like we're going to market together. We feel like we're running our plants together. So we're very involved with them at all levels. We have multitier relationships within each one of these customers, and we believe that what's drives those high scores.
So when we look at Caraustar -- the Caraustar businesses that we bought, we have started measuring CSI. We'll roll those out in the future. And what you see is what you might expect, some plants are very high. Some plants have some room for improvement. And Net Promoter Score, we have done one round. We've done one round of NPS surveys with them. Pretty good scores, around 55. So not bad.
As I read through those comments, really couple of encouraging things that we hear is that, number one, very happy that Greif owns these companies now. We have a longer-term approach. They're excited about that. They've also seen improvements in service already, and that's because it's such a focus area. So after 4 months, we're already getting some lift on that. So in the future, you'll see these charts that will come out early for the entire new PPS. And we're really convinced that we can work together as a team to really lift water across all these businesses.
This slide shows you the expanded network. And so everything in green was legacy Greif and then the blue boxes are new. And I'll walk through these and give you -- just share some of the numbers with you. The recovered fiber group -- and as I said, Greg will go into that in more detail later. This is a big business. It's 23 plants coast-to-coast, and they have a brokerage arm as well. It's a capability that we didn't have before. We had basically 3 people sourcing about 55,000 tons a month. They were very, very good, but they don't have the in-depth knowledge in the market that a business would have. So this is a really nice addition. We're over-integrated with recovered fiber. So we're using less than 2 million tons. This group deals in about 4 million tons.
If you look at the paper side, containerboard, we picked up about 200,000 tons of new capacity. And those are picking up 2 grades that we didn't have that are very important: one, West Coast medium. The reason we want West Coast medium is that a lot of our trade partners who are medium short needed paper on the West Coast, and now we have that as part of our trade network. The other grade that we picked up is heavyweight recycled liner.
This is a pretty unique product in the market. There aren't many producers of recycled heavyweight liner. We needed it for our internal plants. We've got a big bulk plant in Kentucky. They use a lot of heavy liner, and we do have customers that want 100% recycled content. We have folks asking for that. We now have that internal. So this is a really nice addition to our portfolio, both inside and in the open market.
On the boxboard side, which is in the blue, it's also about 1 million tons. 800,000 of that is uncoated. 200,000 of that is coated. And that business has 12 mills total. So 3 that do the coated, and 9 that are uncoated, so big network. All of them have national coverage, which is great for us from a market perspective.
So I want to talk about integration levels for a minute. Integration levels are very high in containerboard, about 82%, and that includes the 200,000 tons of new capacity. It also includes the Pennsylvania corrugator. That'll be up the end of this year, as Pete mentioned. So very high levels of integration.
In boxboard, about 50%, but it's not as critical. And I'm going to talk about why that is in a minute.
So you look downstream and there's 3 converting sites or 3 converting businesses: the sheet feeder network, which is what we call CorrChoice; the tube and core and transit protection business; and then folding carton. I'll talk about each one of these in the following slides.
Let me talk about boxboard first. I think many of the people that are here this morning know a lot about containerboard. Containerboard is a really big business, right? It's 38 million, 40 million tons of North American production every year. It's growing. It's -- we've had a big boom in e-commerce. And so there's a lot of growth in that space, and even the downstream corrugated box market has been changing as a result of that.
So when you look at the boxboard business, it's very, very small. It's 4.5 million tons. Its capacity is down about 8%, and there are no announcements at all of new capacity coming online. So the dynamics in this market structure of it are very, very different.
The other thing I would point to you is that when you look at the open market, it's very, very wide and diverse. We make about

Exhibit 99.1

90 grades and about 150 different calipers. So if you look at all those different combinations, it's over 800,000. And these flow down into all kinds of businesses where containerboard primarily goes into corrugated boxes. You look at boxboard, it goes into all kinds of industries.
One of the things that we like about it is that these are very sustainable products, not only are they made out of 100% recycled fiber, but they also really feed some of these sustainable packaging trends that you see.
So quick story for you. One of our big customers is a converter of food packaging -- food containers. And they recently picked up a national grocery store chain to handle all their salad bars and all their hot food bar items. So they're going to be switching or have switched from another package into something that they believe is more sustainable. So that's a big opportunity for us. I've met with the owner of that company a few times. And what he told me is that we had a shot to really convert half the country. I needed a paper company in my corner. You guys came through. We've converted half the country already, and we've got more to gain the rest of this year, and that's all being made out of Greif URB. So very exciting. And I think it's really an indicator of what we're going to see. We're going to see more packages moving into paper, things that are recyclable, and things that are made of recycled fiber.
I'm going to switch gears. I'm now on Slide 32. I want to talk about the tube and core business for a minute. The tube and core business is a large network, about 46 plants coast-to-coast. They're also in Canada. When you look at this business, a couple of things that immediately came to mind for me is, number one, it's not just paper that's wrapped in a spiral tube. There's a lot more science behind it. These are very highly engineered products.
There's an easel in the back of the room. If you get a chance when you leave shows a yarn carrier. That product has about 24 different specs in it. So things we have to measure, things that have to be right or else it doesn't meet the intended use: high-speed lines, wrapping yarns, it's got to be right. And this is common, I mean, this is typical in this industry. Over 60%, we would considered it to be specialty, meaning either special raw materials, special adhesives, paper certainly, or it has further processing.
The other thing we noticed about the business is that there's low customer concentration. If you look at the top 10 customers, it's only about 20% of revenue. And once you get down below like 100, it drops off significantly. Lot of small users, 30,000 a year, 40,000 a year. So they want them to be made the right way. They got to be there on time but just not as much sensitivity.
The other thing you notice in tube and core is that it's very diverse from an end-use market. Some of the bigger markets are things like paper, film, construction tubes, but it falls off just like the customer base, very, very fragmented. This helps just from a diversity perspective, we don't have as much seasonality. You can even out the demand throughout the year, those kind of things.
I'm going to switch gears now and go to folding cartons, Slide 34. If you look at our folding carton business, it's about -- it's 7 plants. And they have a design center in Cleveland, Ohio. And for those of you who don't follow folding cartons, the last couple of years has been a lot of consolidation. So there are 2 players in this industry that have 65% product share, and there's no clear #3. In fact, no other player has more than 5% of the market.
So we believe this is a big opportunity for us. We do have a national presence, and that's what some of these midsized CPGs are looking for. They want consistency across our plants, quick turnaround, quick implementations in new products, and we can offer that. So if you look at this strategy, really, what we want to do is focus on being a strong #3, being an alternative to the big 2, and we think we have a capability and the mindsets to do it.
Our corrugated business is growing, continues to grow. If you look at the CorrChoice business, they've grown 5% on average over the last 5 years and that's in an industry that's grown about 1.5% in that same time frame. So we're clearly outgrowing the market. We're doing that with regular standard sheets, but we're also doing it with specialty products, and these 2 projects this year are great examples of that.
We're adding -- in fact, we've completed it. We've added a litho-lamination specialty corrugator in Cincinnati. That machine line is up and running, great product. And really what that is, it's marrying high-end graphics to single-phase corrugated. So where you'll see this in the market is if you go to a club store and you look out at all the boxes, chances are 50% of what you see is litho-laminated packaging.
It has to have flutes in it because it's bigger product counts, more weight, needs more rigidity. Most of this is litho-lam. So this business is growing really quickly. This is our third line. We've got 2 in Michigan. We've got this one in Cincinnati, and we're adding a fourth at the end of the year in Pennsylvania. So this is going to be nice growth for us. And most of this is really consumer related.
In Pennsylvania -- Pete mentioned that we're adding a sheet feeder in Pennsylvania. This is going to be a state-of-the-art greenfield site. It is modeled very closely after our high-speed line in North Carolina that we put in 2 years ago. It'll be purpose-built. We're

Exhibit 99.1

very excited to get up in that market, a lot of opportunity for us. So in total, about 130,000 tons of new cut-up in our system.
Turning to integration. The integration, as Pete mentioned, is going very well. It's a very organized process. We have a central integration office. We have 10 work streams. Each work stream has a leader, one from legacy Caraustar, one from Greif. They work elbow-to-elbow. Those 10 teams have over 932 projects. They're all tracked weekly. They report into the IMO office. And it's going very, very well.
Some of the things that you'll see -- and I'm not going to go into the integration numbers. Larry will cover that during his presentation. But when you look at the areas of opportunity, a lot of it's in revenue expansion. 25% of our sales in PPS come from companies that were buying from Caraustar and from Greif. So if you think about that, that's $500 million worth of revenue, companies that were buying from both Greif and Caraustar. So what that tells me is not only is that a close customer adjacency, but there's also a lot of cross-selling opportunity. So we look at our synergies, we're talking about things where we can expand sales and sell cross-sell and that the products in that box are perfect examples.
The other big area is internalization of material, and there are a lot of things that we use internally that we will integrate. There's some obvious things like OCC. We were -- legacy Greif is buying about 55,000 tons a month of OCC. All that'll go through Greg's group now and is drum components. Think about fiber drums. That fiber drum liner in the tops and bottoms. We could not make that product in Greif. We can now make that in our new mill system. So we'll get that integrated as well.
Adhesives is another area. We actually have an adhesives plant in North Carolina, and that plant can run a lot of the adhesives we use in that -- in the litho-lam lines that I just mentioned, and these are not small. When those 4 lines are up and running, somewhere south of $10 million of adhesives that we're going to internalize. So a lot of opportunity there.
Paper mill cores are pretty obvious. We did not buy our cores from Caraustar in the Riverville mill. We've already switched that over. We're running those internally now. And corrugated packaging, which sounds obvious, they use a lot of -- we use a lot of corrugated packaging in our new plants. All that will be integrated. All that will help us upstream all the way up through our mills.
And then the last one is network optimization. A lot of dollars in this bucket as well. We've already seen a lot of savings in freight, combining lanes, finding ways to take advantage of continuous moves with trucks and also in master planning and supply chain optimization on the mill side.
We've got 12 mills that make these 90 grades. What's the most intelligent way to manufacture them? There's a lot of money in terms of where we want products based on where the customers are located, opportunities for trim improvements, throughput improvements, reduced freight and also reduced inventory. We also believe that'll help our lead times.
So we have an internal engine that we've built with our strategy team. We're running through scenarios now. We don't have it quantified, but it's a big number, and we'll start working on that in the ensuing quarters.
So key takeaways. We're really excited about the portfolio of products, really excited about the construct of the markets that we're in. We think we're really well positioned to grow share of wallet and really improve service in all these categories, and we know we can drive an advantage there. Very excited about some of the trends in sustainable packaging. We think that speaks very well for our boxboard business, and we feel we have the right people to do it. So couldn't be more thrilled with the integration, hard working, humble people and really doing a nice job integrating to Greif. So very excited about it.
I appreciate your time and attention this morning. And I'm going to hand it back over to Pete.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Tim. So before we start the Q&A, just want to make one comment about consumer products group business. Tim talked about it. We really like the business. Tim talked about -- it serves a niche market in a space that I think customers need. It aligns to a sustainable solution for Paper Packaging, and we've recently done a strategic evaluation of that business as we do every business as we operate in. And during the past few months, as we're doing that strategic evaluation, we fielded numerous interests of buying this business. So it's our fiduciary responsibility and based on the interest level, we're going to evaluate couple different strategic alternatives.
So because of those interests, we have hired Goldman Sachs as a financial adviser. They're going to run a process, and that process will start this week on that business. To give you some information on the size of that business: so benchmark when we purchased Caraustar, it was a $1.4 billion business, had $220 million of EBITDA. The consumer products business is $333 million in revenue with EBITDA of $37 million, just to give you context. So quite frankly, we have 2 really excellent options as we see it.

Exhibit 99.1

If we get an attractive price, we'll sell the business. We'll use the proceeds in that business and pay down debt, which aligns to our capital allocation priorities. If we don't get attractive price, as I said, we like the business. We'll invest in that business because we think there's a great opportunity to find a niche in that market and expand the ability to create sustainable packaging solutions for our customers.
We want to make that known. And Matt, I'll now turn it over to you to lead our Q&A.

QUESTIONS AND ANSWERS
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, Pete. If anyone has a question, please raise your hand, we'll get a microphone over to you.
Chip Dillon - Vertical Research Partners - Partner
Hi, good morning, thanks for the details. First question is, you were talking about some of the projects in the CorrChoice area that would increase your integration by 130,000 tons. It looks like right now your open market net position is about 180,000. So I just want to make sure that I'm getting those numbers right. And as you increase or increase your integration, will the mill capacity likely stay flat? Do you see that moving up? Or said differently, do you think you'll be withdrawing some of your exposure to the open market as a result of this integration?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. Thanks, Chip, I'll take that. To answer your first question, yes, your numbers are about right. There are some grades that we still need to buy on the open market, but we just look at integration as our total cut-up downstream versus our capacity. When you look at those projects in CorrChoice, that will certainly reduce a lot of our exposure or participation in the open market, definitely. And when you look at capacity expansions, we're going to have projects every year. We just completed a pretty large one in Riverville, Virginia, just recently, and we're always going to have those. So we don't see anything meaningful, but certainly, we'll probably drive, call it, 1% to 3% every year unless we decide to do something special. Our focus, though, right now really is improving the integration. We'd like to be over 100,000.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
It's Mark Wilde from BMO. Just a couple of questions. One, I wondered if you could put just a little bit of color around the volume trends in both the legacy Greif business this last quarter as well as in the Caraustar business? And then you did take a lot of downtime in the containerboard business in the last quarter. And I wondered if you could just give us some guidelines for how you're thinking about managing supply in that business?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, I'd be happy to. Thanks, Mark. I'll start with kind of a walk-through the business in terms of business climate. If you look at our sheet business, our corrugated business, they were down in our second quarter low single digits. We saw the same thing in May, but in June, it snapped back. So if we look at our June, this month, and we play it out, we think we're going to be about even with 2018, which is a nice improvement there. When you look at containerboard, containerboard is off a little bit more primarily because a lot of the export markets were shut off for a period of time. And a lot of our outsourced people in the industry that give us orders, some of the big integrators who farm out stuff to us, pulled it back in. So we were off a little bit there, and you're right, we did take some downtime in the second quarter.
We have not taken any economic downtime since then. And in fact, if you look at June, we believe, provided we keep running well in June, we will exceed June of 2018 in our mills -- in our containerboard mills. When you look at the boxboard industry, they're also down single digits. We talked about second quarter being off around 4%, and in that expand business -- and they're kind of in the same place. We see the same thing in May and in June.
Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
This is Matt Krueger with Baird. Just wanted to quickly ask a couple of questions, hopefully, short answers. Just wanted to touch on the new kind of footprint of the paper business. Can you outline how much of that you view as kind of cyclically exposed versus more defensive exposures within kind of the new footprint of added Caraustar? And then I was hoping that you could just touch briefly on how you view the strength of the pricing environment across each of your kind of major product lines or product segments within the paper business? That would be helpful.

Exhibit 99.1

Peter G. Watson - Greif, Inc. - President, CEO & Director
Sure, Matt. Start with kind of the seasonality question. We do have some exposure to ag markets, primarily in our triple-wall business. So we do -- weather has had some impacts on us, certainly in that space. But if you look at the corrugated and containerboard business, it's really -- demand is pretty well even throughout the year. Lot of mills have lighter backlogs around December/January. Surprisingly, that's kind of changed with the e-commerce, the increase in e-commerce and really kind of flattened out that demand for us.
In the boxboard business, the real only seasonality we see there is around the construction business and because it's been -- weather has been so bad, the construction business has been late. That doesn't mean that we lose that demand. It just means it's pent up, and it gets pushed later on in the year. But other than that piece of seasonality, not a whole lot in the boxboard business.
When you -- you want to talk about pricing a little bit. I'll just be very broad when I say this. We've all seen what pulp and paper has done with containerboard pricing. It's down $30 in liner, $40 in medium year-to-date. Operating rates are fluctuating a little bit. In terms of outlook, I'd rather not speculate on that. You look at boxboard, pricing has been stable. Its operating rates year-to-date are hanging pretty tough. There's little bit of a dip, but you do see a lot of volatility in operating rates in boxboard because it's small. And if one mill takes some downtime for maintenance, it really impacts those numbers, but we see boxboard pricing as being very stable.
Sokol Cano - KeyBanc Capital Markets Inc., - Director
This is (inaudible) with KeyBanc. Couple questions. First on Caraustar acquisition. Congrats on getting it closed so quickly, especially given there's some tough times in the debt market during the time you were in the market. How do you think about the multiple you paid for that business compared to other businesses in that line of work? And second just wanted to confirm that the business that is on Page 34 -- Slide 34 is the one that you are contemplating strategic alternatives for. It's the folding carton?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
(inaudible) Maybe I'll respond to that. Relative to the multiple, there's actually in the appendix of the deck that you have on Page 76 comparisons of the multiple that we paid relative to other deals in the industry. We feel very comfortable with what we paid. Having acquired it, we obviously also obtained all the records of what was going on. We know that the second and third bidders were virtually identical to our bid, and we didn't have antitrust issues. So we didn't overpay relative to what others in the market believed that the business was worth, and they were other large players in the industry.
Second, at the time we announced the deal, we talked about it being 8.2x the run rate EBITDA, and then we talked about the $45 million of synergy trading it down to 6.2x. Well, right now, our synergies are looking at a minimum of $60 million, and it will end up being more than that. So we're extremely happy with what we paid. Relative to the business that Pete mentioned, we're looking at the mill systems and the boxboard plants, the CPG stuff that was mentioned in that breakout of Pete's comments.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Gabe Hajde, Wells Fargo. Can you talk about the Caraustar business had previously made an acquisition of Newark and how far along that integration was? And separately, Larry, if you can address -- I know it's early. You just made the announcement today, but any potential tax leakage or implications? I know it depends on how the deal is structured, but from the potential sale if that were to transpire?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. I can take that first part. So I would say the Newark acquisition for Caraustar was a pretty big deal. That was about equal size to their revenue when they acquired them. I can tell you after being in the business and working with them for 4 months, you can't tell who is Caraustar and who is Newark Group, which is a good sign. I think they had really handled all that integration very well, and it -- to me at least, it's seamless. I can't tell the difference.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
And Gabe, relative to the question on those 2 alternatives that we're looking at, obviously, tax becomes a factor within that. We've obviously purchased stock when we acquired these businesses. And so one of the things that will go into the equation for the decision for us is what is the tax impacting the bottom line to us in that transaction.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications

Exhibit 99.1

Any other questions in the audience at this time? Yes.
Unidentified Participant
I want to be careful when we talk about price here. I'm just kind of curious, Tim. When you think about sort of the both the boxboard and the containerboard markets, they've held on to a lot of price that they picked up over the last few years, even as input costs have come down pretty sharply so that the net margin is there. There's some pretty serious expansion. How do you think about holding on to that weak demand environment?
Timothy L. Bergwall - Greif, Inc. - SVP and Group President of Paper Packaging & Services and Soterra LLC
Yes. See, the way I think about it is that, if you look at our boxboard businesses, a lot of those are contracts. So they're pretty contract heavy. We don't have a lot of clauses that involve raw material, and we want to keep it that way, but demand is pretty steady. I mean the backlog, as I said before, have a lot of noise in them. They go up and down. But as long as our machines are busy and downstream are busy, we feel confident we can hold price. But you're right, there's -- definitely input costs have come down, and that can lead to some erratic behavior in some instances, but so far, it has not really impacted us.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Okay. Well, we do have a couple questions that have come in on the webcast, but I think that they'll be addressed in the next presentation to come. So are there any further questions in the room?
Okay. Ole, the floor is yours then please.

PRESENTATION
Ole G. Rosgaard - Greif, Inc. - Senior VP and Group President of Rigid Industrial Packaging, Services & Global Sustainability
Ladies and gentlemen, first, I'd like to thank you for taking the time out of your busy schedule to be here today. We do appreciate your attendance.
Today, I will cover 3 things. I will review with you our extensive global portfolio, then I would like to give you some highlights of what we're doing across the business to enhance our margins. And then finally, I will cover IBC with you, the actions we're taking to not only increase revenue in IBC but also to further enhance our margins in the IBC business.
Before we go further, let me just review our portfolio with you. We have, obviously, steel drums. Steel drums is mainly being used for flammable materials for very harsh materials, harsh chemicals, and it's the preferred medium for exports in the business. And what you also can do with steel drums is you can stack them much higher than you can stack plastic drums.
Fiber drums are used for food. Peanut butter is an example. They're used for gunpowder, washing powder. They're used in pharma as well. Then we have closures, which goes without saying. They close the drums. Plastic is a medium that is more used for domestic use, shipping across the country. It is used for alcohol. It is used for flavors and fragrances, and it's used for food.
IBC, I'll cover in a minute, but the use for IBC is really foods. You have egg yolk. You have chemicals that goes into IBCs. You have other types of chemicals. And IBC is really ideal for shipping domestically. They fit very snug into a trailer or a container, and they fit well, and they're easy to handle in a warehouse.
EarthMinded, I'll cover. And then we have the filling operation, which is primarily in the U.S. Gulf Coast, and we have operations in China as well. In filling, we have a considerable amount of large customers that don't consider filling a core competence, so they outsource filling to us. And what happens is that we get a railcar or a bulk tanker coming into our facility. So we empty those and we fill those into steel drums, for instance, and then we export those steel drums as a service to our customers. We also keep inventory for our customers. So it's very much a service industry -- a service that we provide.
The business is a $2.6 billion business globally. We have extensive and very deep relationships with our customers throughout the world, and we have spent years earning those relationships. We also service a diverse range of segments in the markets. Historically, we have been very strong in lube and in chemicals, but over the past decades, we have grown in other segments as well, such as flavors and fragrances and food and pharma.
I'm now on Page 43. As both Pete and Tim mentioned earlier, we hold ourselves accountable to meeting our mission and the

Exhibit 99.1

words we say. We hold ourselves accountable on a monthly basis and on a 6 monthly basis with these metrics and KPIs. On CSI, we get a CSI measure by plant every single month. Personally, I review every single plant. And we have a strong team of plant managers, and we have very competent VP/GMs in our business. And together, we review those.
And when we see a plant that is dipping or that is not meeting our high expectations, we put together an action plan of how to recover that plant up to an acceptable level. And I personally follow up on those action plans to make sure they are executed. We are not at 95% yet, but I will say that we have about 42% of all our plants globally exceeding 95%, and some of them are consistently running at 100% CSI. About 70% to 71% of all plants are consistently over 90%.
The other measure is the NPS score. And as Pete mentioned, we have a playbook in place. We have -- prior to sending out a survey to our customers, we have some pre-survey activities that's ongoing where we inform our customers what we're doing, and there's a survey coming. We would appreciate their feedback, and so on. And then we have a lot of actions that happens after we receive the surveys.
Those actions are more going back to the customer, number one, thanking them for their feedback. If we have a customer that has provided us with constructive feedback, something that went wrong along the way, we often take the plant manager and a VP/GM and I've also personally attended some of those meetings. We sit down with the customer, and we try to understand what caused the customer's comments, what went wrong here. Then we go back home and then we put together an action plan to prevent this from happening again. And then we go back to the customer again, closing the loop, giving the customer feedback on what we have done to prevent this from happening again.
So when we're in that continuous loop of improvement, you see us closing off a lot of issues in the business.
When I go through -- and I read every single comment that's made. I go through every single survey. In the last wave, we had about 2,700 -- or more than 2,700 respondents coming in. When I read those, and I hold them up against the surveys we received over the last 2 years, then I see a transition from 2 years ago when we had a lot of products, quality comments made to us, they have virtually gone. We don't have them anymore because we closed the loop by the actions we are taking or we have taken.
The comments we got in the last survey are more related to speed of providing a quotation. "I asked for a quote. You took 2 weeks providing it to me." "I asked to come and see your plant to do a Q&A review. It took a little bit too long." Or we have customers asking for a 24-hour turnaround. Now they want to place an order, and they want it virtually tomorrow. And we see that more and more from a wider variety of customers, and they're trying to drive down their inventories obviously and looking at their cash position. So that is sort of passing that on to us, and then we need to respond quickly to that. We see that as an opportunity also to increase our margins, and I will cover that in a minute as well.
We are in the short term here facing some headwinds in North America and in West Europe. Those headwinds are related mainly to the ongoing trade war in the world. In Eastern Europe, we see strong demands, and we also have a very strong first mover position in some emerging markets. And that position enables us to capture future growth in those markets. So in the long term, we see very strong long-term dynamics to support our growth.
This slide looks very simple, but I can assure you, behind this slide, there is a lot of action ongoing in our business to enhance our margins. In fact, we consider that one of the most important areas in the business globally throughout all the substrates.
Let me cover the first one here, which is PAMs, Price Adjustment Mechanisms. We have PAMs with about 71% of all our steel customers, and we have them with about 63% of all our plastic customers. Historically, the PAMS were designed to pass on raw material increases to the customer. We de-risk the business by doing that, both for us and for the customer.
What we have done in recent time as and when we renegotiate PAMs, and we enter into new contracts. We are adding annual openers in our PAMs so that we are -- which enables us to also pass on non-raw material increases, which we haven't done historically.
Those are transport costs, for instance. It's many increases -- increase in metal costs and so on. And we, of course, have to document that. So that's one thing we've done. Another thing we've done on PAMs is, we have worked hard on aligning PAMs. Historically, PAMS have fallen randomly throughout the calendar year. What we have been doing is aligning them to specific dates throughout the year, which puts us in a much better place to manage those PAMs, and it makes our forecasting much more robust.
Moving onto service enhancements. I mentioned that we have a lot of customers that ask us to provide quick turnarounds. We've also seen an increase in small batches, instead of ordering 1,000 drums at a time, we have customers that order 100 drums at a time. And we also see an increase in what we call logistic services. We have a very large fleet of trailers, and they tend to accumulate in areas of the business where they're getting used as extended warehouses. We're, of course, happy with providing those services to our customers. So what we've done is, we've deployed service enhancements model where we look at recovering the cost of

Exhibit 99.1

providing those services to our customers.
Let me give you an example of one small marginal gain we're doing in the business. Most of you've probably been doing some handywork at home. You've been painting your walls or your houses. And when you're done, you have a pail and you have a little bit of leftover paint which you put in your garage or in storage. We have the same. When we paint drums, it's just our pails are steel drums -- 55-gallon steel drums.
When we -- what we've started doing is, we're mixing all that paint, all those small leftovers together. When you mix them together the colors become gray. We're calling that Greif Gray, and what we've started doing is the bottom of the drums, which you don't tend to see, we're painting all the bottoms in Greif gray now. And in the past, when we made the bottom component of a drum, they get -- it gets made separately. That means, every time we have a color change, you have a different SKU that you have to manage. So what we have today, we just have 1 SKU in 1 color that we run through, so that helps us run a plant much more efficient. It drives cost down.
But we also -- and we still have some customers that says, "Hey, I like my red drums, I would like you to paint my bottom red as well." And our response to that is, of course, we will do that. While we treat that exactly the same as when you buy a new car. You buy a red car and then the side mirrors are usually black, right? But you can have them red as well in the body color if you pay a little bit extra. And that's just a small example of marginal gains that we seek -- that we are implementing in the business. And we do similar things everywhere in the business.
Then the last thing we have done -- we have almost completed that really will also enhance our margins is we have rolled out our new ERP system globally, SBPLN, and having a common ERP system globally enables us to be much -- it'll enable us to enhance our S&OP process. It enables us to look at forecasting, look at inventories in a completely different way, and we can further drive those down without affecting our service levels.
As Pete mentioned, we have also unified RIPS into one organization, and that enables us to look at our CapEx spending, best practices and so on, where we can deploy our CapEx from controlling that centrally, giving us a much more efficient use of our CapEx. Best practices, we can deploy them in a uniform way across the world, which will, again, long-term benefit the business and drive margins.
IBC is an area that has grown, you know, the past years, and we have outpaced that growth in the markets by far, and it's still one of the fastest growing substrates in our business. Our IBC has grown mainly due to customer demands, customers preferring us due to the differentiated service we provide. We're providing them the high quality of IBCs and the quick response time we give to our customers. We have added a significant number of lines and plants to this area of our business as well. What is closely linked to IBC is reconditioning, and reconditioning is an essential part of driving margins in IBC. And I'm now on Page 47.
When I talk about reconditioning here, I'm not talking about steel reconditioning or poly drum reconditioning, I'm only talking about IBC reconditioning. Steel Reconditioning is a little bit -- sorry, IBC reconditioning is a little bit like your dry cleaners. You hang your shirts outside your house, your dry cleaner collects them, takes them away, sometimes repair them. There's a button missing and then delivers them back to you. Reconditioning of IBCs is a little bit the same with the only exception that we take the IBC back and then we resell it.
Reconditioned IBCs gives our customers a lower price, so it's very attractive to them because they pay a little bit less for a reconditioned IBC, but they also lower their environmental footprints, which is also important to them. To us, it helps us enhance our margins because when we get an old IBC in, we reuse the expensive parts of that IBC in making a new IBC. Often it's the cage, which is one of the more expensive parts. Sometimes it's the bottle and sometimes it's both. But the agreements we have with our customers are based on performance specifications, so that the IBC they get for all intents and purposes is a new IBC. And that's how IBC reconditioning really works.
We have a global network, which we call EarthMinded. We have -- we operate our own IBC reconditioning facilities, but we also have external companies that are part of our network that services our customers and their customers wherever they are in the world. So in other words, we're creating this closed-loop network.
An important part of our strategy is the acquisition that we have recently done of Tholu, a market leader in IBC reconditioning in the Benelux region. Tholu has got very strong competences in IBC reconditioning, and we are working on deploying those competences to other regions of the world as well, further speeding up our strategy in this area.
So let me give you some key takeaways. As you've seen, RIPS is a very strong area of Greif, and in fact, RIPS helps make investing in Greif a -- what I would call, a safe choice. We have the most robust product offering in our industry, and we have the largest global network. We are where our customers are throughout the world.

Exhibit 99.1

We operate very well in a dynamic environment, and we focus on controlling the controllables. So when you have some headwinds, we don't sit and complain. Our business leaders don't. We focus on what we can control, and we run that pretty hard.
We're continuously pursuing marginal gains everywhere in the business. Just like the example I mentioned to you on the Greif Gray bottoms, and we are advancing our IBC strategy by expanding our global IBC platform both in terms of manufacturing but also in reconditioning.
Thank you very much, ladies and gentlemen. I will now pass you onto my colleague, Hari Kumar, who will cover FPS.
Hari K. Kumar - Greif, Inc. - VP and Division President of Flexible Products & Services
Thank you, Ole. Good morning, everyone. Thanks for coming today. I'm very excited to spend this morning with you all.
I have 3 goals today: one, a quick overview of the Flexibles business, which many of you are familiar with; and then, also a review of the business for the past 3 years, how it has performed and to showcase the tremendous improvement we made in that business; and then finally, which I'm really excited about is, about talking about the future of that business, which we want to do now that we have turned the business around.
We are -- Flexibles business of Greif is the largest business in this market, there's no doubt about it. We have a comprehensive portfolio of products, starting with 1-Loop, 2-Loop bags. You see a sample there that doesn't do justice to the quality of the bag, but it's still there for you to look at. We also have the 4-Loop bags, and then we have reconditioning business and container liners. Let me just quickly walk you guys through each one of them.
The 1-Loop, 2-Loop bags are highly cost effective. They are used primarily in agriculture, fertilizer, construction, so it's a little bit lower-end products. And these products obviously reflect the value of the product that are in the bags. So -- but our customers like it a lot. We are the market leader in that, and it's a very cost-effective solution to our large customers.
The 4-Loop bag is a little bit different, definitely high end because more value-added products go into these bags, specialty chemicals, instant food, milk powder, pharmaceutical products in some cases. So those are higher-end bags, and we like the fact that they are high end because that's what we really do well.
Also these bags are sturdy. They're strong. We call them form stable, which means they have a high tolerance to toppling and bulging, and they're conductive bags. They dissipate static electricity build-up depending on what product you fill it. So there's a lot of things that goes into this bag. They are not at all a commodity item, and we are the market leader in that bag.
Last point on the 4-Loop bags. These bags have high-quality liners that's made of polyethylene. We make those liners in-house. In fact, we just invested heavily buying a multilayer line of extrusion in our Turkey facilities that will bolster that capability, but that liner protects the product from moisture, from contamination, from resident oxygen -- residual oxygen, sorry. So it's a very valuable component of the big bags.
Our reconditioning business is in Europe. We collect the bags from our customers. We inspect them. We make changes. We recondition them and then sell it back to the customers. It's a highly value-added business back to piece global trends. This is something that our customers like. And so, we're very happy to provide those. We're also the market leader in that business.
Container liners are bulk carriers, much larger than our 4-Loop bags. Some of our customers need these large transportation items, and they trust us to design these bags correctly. There's some discharge and loading capabilities that are a little bit complicated. So they trust us with that skill. So we source these bags for our customers.
FPS last year was a $325 million business. We are -- we have a leading position in the market. We're definitely #1. Obviously that has its own challenges in terms of everyone wanting to take our share, if you like that. I was in front of all of you guys, 2 years back, making commitments for the 2020 targets. I'm happy to report that we are on target to achieve the 2020 run rate targets that we committed 2 years back.
One of the things that we're really good at in this business is to provide differentiated customer service. And there are 3 kind of areas for that. One, as I was explaining to you before, these products are not commodity. They're highly specialized, so it requires a lot of technical skills in making them and servicing them and in selling them. We need all the 3.
Our team is the best in that. Our customers tell us that constantly, relative to anything else in the market we're really focused. We're very technical. We know how to design these bags. We know the documentation, the compliance that goes behind the traceability. It's really complex, and we do it really well. So that's one area where we're good at.

Exhibit 99.1

Second, we have an unmatched network of not only commercial offices but also production centers that our customers like. And finally, and this is a really key point. Ole and I and our teams often go to market together to join customers, and our customers like that. They see a single team. They see a single supplier meeting their multiple packaging needs. This no other competitor has. So those are 3 areas where we do really well.
In terms of split of the geographies, we're big in Europe, and we're growing in North America -- sorry, in the Americas and Asia-Pacific. We are still predominantly 4-Loop, but we also have a 1-Loop, 2-Loop, like I said. And what I really like about the end-market revenue base is that we are fairly diversified. So we're well balanced. We're not heavily dependent on any one sector.
I'm on Page 54. As you can see, this business has significantly improved on all areas. And let me talk about Customer Satisfaction and Net Promoter Score. CSI we are almost at 95. We have 15 operations that are all over the world, and they are very manual. They're labor intensive. It's not easy to run these places. All of them have hit 95 some point or the other. The challenge is to get them all to do 95 in 1 month. That's kind of where we are.
But how we got to these pretty strong numbers, we improve quality. Like our quality complaints have dropped 80%. We've looked at every area of quality in all the major facilities, including contamination, potential leakages, design mistakes, stitching mistakes, and we've taken complaints out of all those areas. So that's very powerful, very sustainable. Of course, we also respond very quickly to complaints and very quickly to -- so on-time delivery is pretty high. So those are the reasons why the CSI numbers are high.
Net Promoter Score, as Pete explained the methodology, this is a net score, so the 55 we believe is the best-in-class for industrial manufacturing. Greif has passed that. We're at 64. Very happy to see that performance. You can see that every segment of the chart has improved. So we have more people giving thumbs up to us, more people -- less people in the middle and really few people as detractors.
One example here is we have a very stable key account in China, and the buyer there is a lady that we've known for many years. She has bought bags for 8 years, always gives us 8. 8 is a passive in this methodology. Every time we go to her and say, "Don't you like to give us a thumbs up? She says no. It is what you'll get because I've high standards." She gave us a 10 last time.
The interesting thing from me is, she could have given us a 9 because if she thinks she wants us to -- she wants to give us a promoter score, she could have given a 9, but she gave us a 10 because she said that we actually deserve it. Because in the past 1 year, we've really given her everything that she asked for. Good products, designed better products for her, competitive pricing, excellent service. So we love stories like that.
Also one of the things we do -- really of value is to take a lot of lead times out from our manufacturing facilities, so that actually gives our customers a little bit more time to work with their forecasting. So we cut the lead time out by 30%, 40%. So that's a huge benefit for our customers. These are the reasons why we get these grades for us.
I want to spend some time on this. So obviously every area of the business has improved in the past 3 years. What's been the reason for that? It's simply that we have executed the right vision and the 3 strategic priorities that Pete talked about, well, we did it consistently and across all our businesses, doesn't matter whether it's China, Vietnam, Mexico, Ukraine, Romania or Turkey. There was a consistent performance -- execution focus across all these businesses.
Let's take the first chart, and I'll kind of connect the charts with the strategic priorities. The first strategic priority for Greif is taking care of the colleagues and improving their engagement score. That is reflected in the safety numbers. So our employees are highly safety conscious. They have driven the performance of the safety. You see that this is a Greif leading performance in safety.
In employee engagement, we got 98 and change at participation rate, which is the highest in Greif, but also within Gallup, it's one of the highest participation rates you can get. Also the engagement rate or the engagement score, we had a 14% improvement, and we still lead Greif in that area.
I remember when, 4 years back, when we first did this, this business had such a low engagement score. It was not good. So it's fantastic that the business has shown this improvement and definitely our colleagues are highly engaged. That's the only reason why we're able to convert that engagement energy, the good quality products and the relationship into excellent customer service, which then reflects into the CSI, NPS score we talked about in the previous slide and then translate into top line growth in this chart here.
We have actually grown around 18% in the past 3 years, so there's good growth going on, around 6% average year-over-year. Industry -- our industry growth at about 4%. So we're significantly higher than our market growth rate.

Exhibit 99.1

Obviously, that translates into better financial performance. This was a loss-making business. It no longer is. And what I'm really excited about is, now that this business has been turned around, we're now focused on building a strategy, a 5-year strategy, that addresses things like where it can be, how can we grow more profitably, how can we sustain the performance of the business, how can we double down on things that we've done well and where can we shore up our capabilities.
So we have identified some key markets. There is a new initiative called the vacuum packaging solutions that we are championing. There, we work with some providers to take vacuum out of the -- to vacuum-ize the bags at high speed, and our customers like that put nuts and seeds and food into these bags, love that product. It's a new market. Can Sezer, who's the global lead in our business, is leading this project. We're very excited about this. It's a high-margin, high-growth business, and it's global.
We continue to expand our expertise in the infant food technology business. The bags that -- are really high-quality bags, and we're targeting -- we're growing that business not only in North America but also with other customers elsewhere.
And then, finally, our Type D bag, which is the antistatic or static electricity dissipation bags. We continue to target more customers with that type of bag. So these are examples of high-margin opportunities that we're able to tap and leverage further growth.
Key takeaways. We talked about number one and number four, the business has been turned around, and we're building and expanding the strategy. In 3 to 6 months' time, we should be able to roll that out, and we'd be happy to share that with all of you. I gave you key areas on where we've focused on, on that strategy. We'll also focus on being more innovative, getting more higher-margin initiatives through that. And then two and three, we talked about, we are the global leader in this business. We have an extensive product portfolio. We're very good at serving our customers, and we have strong quality and -- with good relationships.
Thank you all for your time. And with that, I invite Larry Hilsheimer, our CFO, to address the next session.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thank you, Hari. So nice to see a bunch of familiar faces out in the audience and some new ones as well. Thank you for making the time to spend with us this morning. Hopefully, you like what you've heard today about the path forward for Greif.
I'm going to talk obviously about some of the financial areas, a little bit of retrospective on financial performance. I'll go back to some of the things Pete talked about. Talk about synergy, process and where we're at on the Caraustar integration, reaffirm our capital allocation priorities and then talk a bit about the -- how we view ourselves as a bit more recession ready than we were 10 years ago, going into last financial crisis, and then share our financial 2022 commitments as we make to you today.
So when it reflects on our performance, we're quite proud of what we've accomplished since we kicked off our transformation in 2015. It was June of 2015, 4 years ago today. And with a compound EBITDA growth rate of 6.2% over the time frame and now with the Caraustar acquisition, everybody else doing M&A, it's to include all the growth so we thought, okay, let's put ours in.
And by the way, I just want to talk about that for a second. In the past 4 years, we've shut, disposed of or gotten rid of 51 underperforming operations. In our business, it was primarily our Rigid business, $400 million of revenue, okay, gone. Now we've shifted $100 million of that into existing locations but a lot of them were in places where we could not. In addition to that, currency impacted us by $400 million. So the people that think we haven't been growing, we have, okay. Now obviously everybody is responsible for time line, but sometimes you have to shrink to grow.
And on Slide 80 in the deck, you'll see a chart that depicts this. $950 million of growth over the last 4 years, okay? Now I know somebody is going to say, well, yes, but how about containerboard pricing. So containerboard pricing was $160 million of that, okay? So if you take those numbers out, we basically grew 22% net of that containerboard pricing. Now I recognize you don't get to just say, well, we got out of these things. But we got out of underperforming assets and walked away from the revenue. So we're actually quite pleased with our performance over the past 4 years. And then I'll go to the next page.
The other thing we're proud of is that we don't give quarterly guidance and we've explained oftentimes why. The way the tax GAAP rules work and our global footprint and how you have losses in some legal entities along with our PAM adjustments, timing, OCC, it tends to fluctuate all over the place during the quarters. So we stick by our annual guidance. And for the past 4 years, we've either equaled or slightly exceeded our guidance levels every year.
Now we recognize that credibility and trust and dependability is really critical from an investment perspective, and we believe we've delivered quite well on it. And so we're proud of what we've seen in that space.
What we're not real clear on is, where's the disconnect, okay? So obviously, we understand where people think in the corrugated space, everybody is talking about "Gee, why did you buy something late in the cycle and lever up." Okay, we get that. But

Exhibit 99.1

consistently delivering performance is just not being reflected in our stock price. And yet, if you then look at like where our free cash yield is, obviously, it's high because our relative stock price is low.
And one of the things we wanted to try to get across to people today is, we tend to get grouped with corrugated companies. It's 20% of our business. Think about that. Think about some of our competitors, who are in the business that we're in now. Look at their multiples compared to ours. There's a disconnect someplace, and that's on us, but we're trying to explain it.
Yes. Now onto Caraustar. As was said by Tim, we couldn't be happier. I mean the cultural fit, which where we've spent the majority of our time because culture was who -- I forget who said culture eats strategy for lunch. But the cultural fit between these 2 organizations is really incredible. I mean, we like working with each other, okay? Greg and I were talking about it at dinner last night, how comfortable he is. How much better he feels about where he is today than where he was a year or 2 ago. And that is common across the organization, and we're also hearing it from the customers.
But we -- go back to our strategy. Engaged teams delivering differentiated customer service. We are investing heavily and being able to be differentiated, a different level of service. People who want to do business with us, like in our IBC business, we're building out 8 new lines because our customers want to do business with us. That provides an opportunity for that differentiated experience and then the margins that follow. So we're really pleased. We've got a very disciplined process. Tim mentioned the 5 teams with members from each. We've got our external adviser working with us. We meet weekly. We have a report to the executive leadership team, and it's just going really, really well. So let me move onto that relative to the synergy component of that.
So we announced the deal in December. We closed the deal in early February, relatively short time frame. Obviously, we had some due diligence process, but you're looking at stuff from the outside in. You don't have really teams working together, and at that high level, we've identified $45 million of synergies. Since close, the teams have been working diligently together and identifying lots of other opportunities. As the slide mentions, we have 200 other identified synergy opportunities that we haven't vetted yet. Now obviously, we prioritize bigger ones. But so far, we are very comfortable of raising that at least $45 million to $60 million, and we've also accelerated the time line.
So we had initially said $15 million within 12 months of close. That's $25 million. We said $30 million within 24 months. That's $50 million. So this stuff is coming fast. We expect it'll increase more. We don't have a breadbasket size of estimate, but we're comfortable that it's going to be north of the $60 million, and the things will keep accelerating, and obviously, that helps with cash flow.
Which that -- let me turn now to Slide 65, and I just want to come back to our capital allocation priorities. We believe that our business in general is a cash machine. It pumps out cash as long as you keep the machine running. So our highest priority is making sure we spend what we need to spend on capital maintenance. And it's like the old car commercial about pay me now or pay me later. We'd rather pay now, right, instead of rescuing something once it's broken. So we're really happy to focus on continuing to drive that operating machine.
And then what? Well, then we're going to pay down debt. We're going to pay down debt. We're going to pay down debt. We're going to pay down debt. And in case you didn't hear me, we're going to pay down debt, okay? I mean that is what this is all about. I mean, I don't know how to say it any stronger.
And we are aided in that also beyond the synergy increases. When we first did our analysis of how long it would take us to get back into that 2 to 2.5x, we estimated an interest expense cost that was $30 million more than we're going to pay.
So the financing -- our treasury team did a great job. That's been even enhanced as we're moving the Caraustar receivables into our facility. That will save another $1 million. So all these marginal gains that we talk about, we're focusing on all of those items. And really focused, we feel very, very, very comfortable even with all the challenges we're having right now that will get paid down within 3 years from the date of close.
We're very confident of that. Now if things get materially worse, we see some horrible recession, yes, I guess, it could slow down, but even that, we estimate an impact of a really bad situation about $200 million impact to us in a year, which back in the great recession, it was way south of that. But I don't expect something that deep. And I'll talk about that a little bit further as well, but that would just move us out a year.
The other thing is, we look at the dividend component of our, I think, very attractive investment as a hedge to the risk of an equity investor. I mean, our dividend is not going away. And it is really, really a nice component. I mean, particularly, where our stock price is right now. And the yield's almost laughable. So we think it's an attraction that, that as things are -- if things do get into tougher time, that obviously enhances things as well.
Let me talk a little bit. I'll come back to this recession component. So obviously, we got asked when we did Caraustar, "Gee,

Exhibit 99.1

what do you think about taking on this debt late in the cycle?" We had never thought about that till somebody asked us that day? Amazing. I mean, obviously, we had. We did deep analysis. Our Board was really focused on that. We didn't want to put the company at risk, and we have no, no concern at all about our leverage situation. The balance sheet is extremely strong. And like I said, the analysis that we did is, even if you stretch out the recessionary analysis and everything else, it just delays the payback period 1 year to get back into our target ratio.
So we did extensive analysis, and look, things are for sale when they're for sale. We view this as a long-term strategic play for Greif. If we were focused on how did the market react in the next 12 months or what happened if there's a blip in the economy, obviously, if we were all focused on short-term stock price, we wouldn't have done it. That wasn't our driver. It fit in our strategic priorities, and that's how we assessed it.
Now to my comment earlier about being better positioned for a recession, and I would posit to you right now, and I don't know how many of you saw some of the articles in the Journal this morning, but if we're not in an industrial manufacturing recession in the United States right now, I don't know when we've seen one because it's pretty ugly. But it's only 20% of the U.S. economy. But if you see the article in the Journal today, it talks about the consumer economy in China, and the drag that's causing the drop in automobiles, which is driving the export market for our Gulf Coast region.
So there's a lot going on, and yet, we're still doing fine. Meaning, are we doing as well as we'd like to do? No. The economy is tough, but we're working our way through it. We're managing our variable cost, and we're confident in where we're going this year.
That and -- but then you back up, you look, every one of our business unit leaders today talked about how much more diverse our end markets are that we serve today than we were 10 years ago. Now we're not trying to like weave a fantasy story here. We still have a big component of our Rigids business that's tied into chemical and industrial, but we have expanded the markets that we serve. Hari -- I mean, Ole mentioned flavors and fragrances more in pharmaceuticals, getting into plastic expands that. Hari's business is extremely diverse, and obviously, in the paper business, we end up serving a lot of things that go into consumer space, in the pharmaceutical space, in the ag space. So it's better than it was. But are we going to be impacted by industrial trends? Absolutely. But better and that pivot to plastic has helped.
Look, industry consolidation. I think it's a good thing. You're much more disciplined when you don't have a bunch of players running around doing silly things. That's a helpful factor. In both -- actually all the businesses, I mean, obviously, the Rigids business has gone through consolidation as well. And there are 3 primary players in the world. That's a good situation for us.
The ERP implementation. Ole mentioned it. Efficiency and effectiveness, I mean 79 ERP systems? It was a disaster. We couldn't -- I couldn't tell you what was going on in any product when I was -- when I came. It was just absurd. And so having that gives you -- your decision-making much better. You can watch your supply chain more closely. And then, with moving Michael Cronin into this role and looking how do we expand our capabilities through our customers' supply chain, we couldn't do that before. Now we can. So we believe that we're much better positioned. Obviously, the OCC situation is very favorable for us as well. So a lot of factors that we just think position us much better than we were positioned a decade ago.
So then let me roll into our commitment, and I will tell you, we use the term commitments, and I talk to you at the beginning, we are very focused on making sure we deliver on what we commit. Our internal targets for each of our businesses are much stronger than these, okay? We will be disappointed if we don't hit these commitments or exceed these commitments, but I'll show you in a minute, I don't think our shareholders would be unhappy if this is all we delivered. But we will be driving to do even more.
And you can see just in the walk on the right that there isn't anything like over the top here: Caraustar synergies, a little bit of strategic growth and a few other initiatives. This is not big, hard, complicated. This is -- we will hit these and hopefully exceed them. And I'll comment on, as I've done both in '15 and '17, when we rolled out other commitments, we've provided SBU breakouts, but we give them to you because we know people want them. We don't pay a whole lot of attention to them because, as we've told you before and you've seen over the last 4 years, we tend to run all over the place between the businesses. I mean, you think back to '17, paper was way down because OCC costs spiked. Well, what happened? Our RIPS business was up, okay? Now '18/'19, OCC is down. PPS is up. And the Rigid business gets hit by trade. And we deliver what we committed to, okay? So I'd ask you to focus on the enterprise commitments. We're extremely confident in delivering these and both on -- both the EBITDA and on the cash flow side.
We're not into predicting stock prices, and I don't want to play that game, but we thought it worthwhile to at least share what the potential return opportunities are for shareholders given where our current stock price is. And so all we did was we took our commitments, and we just basically applied our historical multiple range, and the math is pretty simple. Looked at where our debt would be paid down to by the end of 2022. And again, this is relatively conservative. And so you end up with returns of

Exhibit 99.1

over 120%. Splendid, pretty compelling now.
Somebody in the room, at least one may be, would say, yes, wait a minute, though, containerboard pricing, not going to stay where it is. Okay, knock it down $50 a ton more. It only changes the range $5 to $6. Make it $100, double that. The returns are still unbelievably compelling. And this uses a blended dividend rate of 3% assuming the stock price is going up over that trend. So we think it's pretty attractive, and we hope some of the investment community does as well.
And then the other component of this is, I've mentioned before, we sort of get lumped in with the containerboard companies, and I would say, I'm even a little confused at where multiples in containerboard space are just generally because of the industry consolidation, which usually tends to drive multiples up over time, hasn't seemed to happen in that industry. We tend to get grouped into it even though, again, it's only 20% of our business.
And the other thing is that the academic treatises would say is what drives your multiples is growth and return on invested capital. Well, our growth has obviously been masked because we're closing a lot of unprofitable operations. Like I said, you don't get a pass on that, so it's up to us to keep growing here, which is part of the driver to do the Caraustar acquisition, which we think is good growth -- good, profitable growth. And the other is our return on invested capital, which has increased by 540 basis points in the last 4 years.
So we're pleased with what we're doing. We think we are doing a decent job of running the businesses. We'll continue to focus on the margin enhancement, as you heard from Ole and Tim and Hari. We have our strategic priorities. Our biggest one is focusing on being truly differentiated in customer service, expanding into our plastic space, more integration in our paper business, so we've tried to be clear about what we're trying to accomplish, and we're committed to delivering on those. And then, driving cash flow. And again, just paying down debt, paying down debt, paying down debt.
So thank you, and I'll turn it back to Pete.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Good. Thank you, Larry. So before we go to Q&A, I want to do one housekeeping issue. So Matt Eichmann talked earlier about a survey you'll receive by e-mail here in the next day or 2. The investment community and the financial community are really important customers of us, and we need your feedback. And it's critical for us to do a better job of communicating with you and interacting with you. So we'd appreciate it if you could respond to that.
I'd like to just make some final closing comments. I said it earlier and I'll say it again, I'm really excited about the long-term future of Greif. You heard from our business leaders, our commitment to engaging our colleagues, our commitment and passion for building high-performing teams. We have a strong commitment to creating differentiated customer service, to create a compelling value proposition, to create trust and loyalty with our customers. And that's really important.
That links the 3 strategic priorities. That's part of the service profit chain that will fuel our ability to meet our 2022 commitments. So I'm personally very excited about where we're going, and it comes back to why should we -- why should someone invest in Greif, and I'll say it very simply. It's a very attractive valuation today. We've an incredibly compelling dividend, and we have a pathway to expanded free cash flow.
So before Q&A, I want to thank you for all attending. Very much appreciate your interest in Greif, and Matt, I'll turn it over to you for Q&A.

QUESTIONS AND ANSWERS
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Great. Thanks, Pete. If you have questions please raise your hand. We do have a couple questions that have come in on the webcast. I'd like to get those first, and then we'll pass around the microphones.
Larry, this question's probably best served for you or maybe for Ole. The question is, what sort of margin contraction should we see if the economy tips further into a recession as well as what sort of effect have tariffs had on Greif's global business to-date?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Matt, it's interesting. If you look back to the last recession, so the Great Recession, while the sales revenue went down about $1 billion and the EBITDA went down about $154 million, margins actually rose a little bit. Now does that mean that's what would

Exhibit 99.1

happen this time? Yes, you could have some contraction, but we're managing our variable costs very closely and closing down shifts, looking at various opportunities to alleviate that. So I wouldn't anticipate necessarily much impact on margin. But we did, as I said, when we modeled out the impact of a potential recession, we did it pretty strong and came up $200 million at the outside of what it could end up impacting us.
Ole G. Rosgaard - Greif, Inc. - Senior VP and Group President of Rigid Industrial Packaging, Services & Global Sustainability
On tariffs, tariffs are really affecting us where we do exports. So you have -- in Europe, you have the harbors of Rotterdam and Antwerp, which are where most of the European exports goes out from. And here in North America, we have Houston. And the way the tariffs are affecting us is that a lot of steel drums are used for exports, and because there's no export going into China, there's lesser demand for steel drums in those particular areas.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Okay. I had a couple of questions. Two for Ole and one for Hari. Ole, I'm just kind of curious about how you think about sort of the margin potential in RIPS overall. I mean you look at the commanding position that you have in a lot of these markets globally, and essentially, you're running about a 10% EBITDA margin. What do you think that margin could be?
Could you also comment on the impact of 1 of your 2 big competitors changing hands over the last year or 2, whether you're seeing any kind of different behavior? I think the guy that's running that business now is somebody who's pretty familiar with a lot of people on the room, has done a pretty good job over time.
And then the question for Hari, I want to say that I want to congratulate him on the turnaround in the business. But in terms of the kind of the forward targets, if we go back to when Greif got in this business, it was about a $300 million business when they made the acquisition. At the time, they talked about this business potentially being $1 billion a year business, and I think with margins in the sort of 15% range ultimately. So I don't want to steal your thunder for 3 to 6 months from now, but how do you think about the potential for both revenue growth and for further margin improvement in the business?
Ole G. Rosgaard - Greif, Inc. - Senior VP and Group President of Rigid Industrial Packaging, Services & Global Sustainability
Let me cover the margin one. Obviously, that's a constant focus of ours. One of the things we've done in recent time is putting added focus on innovation. We have set up a innovation function. We have hired people specifically dedicated to innovation. And today, we have an innovation funnel of - and I think last time I looked there were 77 different projects in that funnel that's ongoing. We have an innovation process that we follow very closely, and some of the ideas that goes in that, they get kicked into talks because we don't see any margin expansion with those, but the focus in innovation is really to develop premium products that will help us enhance our margins. And it's not really like a short-term -- very short-term products in there, but for us, it's really more a long-term play. On how I see the competition, all I would say is that I think our competition is very disciplined in the markets that we know.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Mark, I'd just make one comment. So and you referenced Mauser, and so if you look at the product mix of Greif today versus Mauser, Mauser is heavily skewed to plastic -- plastic and IBCs, probably more so than we're large steel drums. So as we pivot to plastic and we look at our margins in plastic first, we look at the data we get from Mauser, we feel very comfortable with the margins we have. And as we grow the plastic side and that product mix changes, that's the driver to how we will improve to leverage the margins -- EBITDA margins in that business.
Hari K. Kumar - Greif, Inc. - VP and Division President of Flexible Products & Services
Mark, thank you first of all for acknowledging the obvious improvements in the Flexible business. You asked some really good questions. We are--as I mentioned, we are actively working on developing a strategy yet to be finalized. My management team is actively involved in it. I can tell you right now that, whatever we end up getting approved on the strategy, we will execute it. Having said that, you asked 2 questions. How big the business is going to be, what we think. Again that number depends on how much money we get, so that's a conditional question. It's probably going to be less than $1 billion, let's say, than what we initially said or what was said before.
In terms of margin, we made tremendous improvement in margin so far, but i think there is still room for more improvement. We are targeting some right niche segments, I mentioned about the vacuum packaging solution. There are more like that, that we really like. Some of them, we are very close to closing on some really innovative deals. Some may even be classified as game changers, but obviously, we are not there yet. So these, I believe, will enhance the margin of the business to more than where we are. I don't know, Larry and Pete...

Exhibit 99.1

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Mark, I would just add. I mean, yes, you're right, 2010/'11, they rolled out a strategy, talked about that being $1 billion business with high margin, the strategy was falling. And obviously, we've talked about that multiple times. We looked at whether we should get out of the business, decided we should stay in it, and we had a path to go forward. Flexibles has a future that has it being a sizably bigger business than it is today, but I don't think $1 billion is anywhere in the picture in the near term.
Unidentified Participant
I had 2 questions here. First, in regards to the consumer packaging subset of the Caraustar business that's for sale. I just wanted to confirm that -- not for sale but under strategic review. I just wanted to confirm that, that process to evaluate a sale of the business started with un-sort-of-solicited external interest.
And then my second question is, there hasn't been much discussion say about OCC prices and sort of how you view the factors that might cause them to, I guess, come back up from historical low levels and maybe how you view lower OCC in terms of de-risking the Caraustar acquisition or not?
Peter G. Watson - Greif, Inc. - President, CEO & Director
So, this is Pete. I'll take the first -- answer the first question. So the day we owned Caraustar, we started a strategic review of the consumer packaging business. And during that review, we started fielding incoming calls. So that didn't drive the strategic review, but it certainly fueled the interest in that. So we are where we are, and again, that process starts this week, and we'll look forward to telling you which strategic alternative that we choose to select.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
And Justin, relative to OCC, on Page 84 in the deck are the assumptions that underlie the commitments that we laid out. And in that, you'll see that we used an OCC range of $35 to $75. We've talked previously about we do believe over time that OCC will filter up. Greg Cottrell is going to be leading a session after this, but I may ask Greg to make a supplementary comment to mine here. Greg, if you don't mind, maybe come up to the microphone, I guess.
But factors, I mean, obviously, as production goes up, there's more demand. You also have situations where the collection of OCC becomes uneconomic. And so do you have that some of that shut down, which could decrease supply. We don't see China relaxing its standards. So I don't think that one's a factor. But I don't know, Greg, if you want to supplement anything?
Gregory B. Cottrell - Caraustar Industries, Inc. - VP of Recovered Fiber Group
Thanks, Larry. Is it on?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
It is now.
Gregory B. Cottrell - Caraustar Industries, Inc. - VP of Recovered Fiber Group
OCC will come back up. We just don't know when and how much. It's really hard to re-footprint 17 million tons that China was using. Was at a high of 28 million tons. Last year, it was 17 million. Next year -- or this year, it's 12 million; next year, maybe 7 million, but they're actually talking about a total ban. So I think this is a major reset in OCC markets, and it's going to take some time, potentially years to see OCC where what we think would be a normal -- I think we're a long ways away from $100 OCC other than maybe a potential spike as it softer, we do -- there's some degradation to the collection infrastructure, which creates volatility. But overall, it's really -- it's going to be difficult to re-footprint those tons.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thank you, Greg.
Timothy L. Bergwall - Greif, Inc. - SVP and Group President of Paper Packaging & Services and Soterra LLC
The only thing I'd add to that too is that, we talk a lot about China, and we talk about export, but there's also new -- there'll be new demand domestically for OCC. I don't think it's going to be as big a number as we read about, but that'll definitely have an impact. So got to think about domestic demand as well.

Exhibit 99.1

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
And just one final, you asked about it relative to the Caraustar forecast. Obviously, the lower OCC, it's significantly lower than we had built into that forecast. That's helpful, obviously, to our financial performance. It's offsetting a little bit of the softness you're seeing. It's driven by just what's going on in the broad economy. But I will comment, the Caraustar business is down much less than the rest of our businesses, okay? So like steel drums in the United States was down 9.5%, okay? And our paper mill production with the downtime was down significantly more than what we're seeing in the boxboard side of our business.
Unidentified Participant
Does this work now? I have a few questions on Caraustar, if you don't mind. You mentioned the consumer business sales and EBITDA, but you didn't talk about the growth rate of that business. So I was hoping you could give us a sense for how much that business contributes to Caraustar's outlook for growth and what the general outlook for growth is for Caraustar. That's the first piece.
Timothy L. Bergwall - Greif, Inc. - SVP and Group President of Paper Packaging & Services and Soterra LLC
Let me start with the general question, and then I'll go into folding carton specifically. The businesses that we're in are low single digits. So if you look at that whole Caraustar business, we're talking about 1% to 2% growth. This is more of a margin story and a cash flow story than it is growth. Folding carton specifically, depending on what you read, would suggest long-term growth rates around 0.7%. However, the big wildcard on that is, how many packages get switched from single-use plastics into folding carton, and that could be a pretty big wildcard. That could drive it up pretty significantly. I haven't seen anybody model that yet, but right now, it should at least typically less than 1% growth.
Eric Beyrich - Arbiter Partnets Capital Management
Okay. And also, you guys talked about increasing the synergies from the deal, but we often hear synergies spoken of, and we never see them falling to earnings or free cash flow. Could you give us a sense for how much of those synergies we might see in earnings or free cash flow?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
100%.
Eric Beyrich - Arbiter Partnets Capital Management - Senior Research Analyst
100%? So as -- then as a percentage of your total improvement, how much is Caraustar versus the other businesses?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. And that's what I said, Eric, when you look at the walk on the commitment slide, that was my comment about it being relatively conservative for the other businesses because it's -- a lot of it is the Caraustar piece. You then see the strategic growth, which is really the Eastern Pennsylvania corrugator in line that Tim talked about in Cincinnati and a couple IBC projects. And then, you have Tholu, which is $10 million on a relatively low-cost investment, and then the other initiatives. Now I will tell you that our businesses relative to commitments are a little shy right now because of the economy we're in, and it sort of frames people's views. So that's why we term these commitments. And like I said, we will be disappointed if this is what we deliver.
Eric Beyrich - Arbiter Partnets Capital Management - Senior Research Analyst
Thank you.
Unidentified Participant
Just following up on the walk slide on Page 68. You have talked about margin improvement targets in both the RIPS and FPS businesses, and both of those are seen as sources of growth, yet there doesn't seem to be anything in that walk that encompasses some kind of a central path with respect to incremental EBITDA from those businesses. Could you discuss why and what your long-term margin targets are for those businesses?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. And so the -- in the other initiatives, you've got a lot of things that net together. And so the margin improvements that we talk about in those businesses will end up also helping us offset the labor cost increases that are inevitable in a labor market like

Exhibit 99.1

we're in. So it's not like every margin improvement is going fall to the bottom line because it's got to help offset those ever-increasing costs related to those elements. So you got give-and-take, but again, I'll just state it again. We will be disappointed if this is what we deliver because we think the potential in -- particularly, in our RIPS business is much more than what we're reflecting right now.
Unidentified Participant
I'm confused. Why would the -- why wouldn't increased anticipated labor costs be part of your long-term net margin targets for those businesses?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
It is. That's what all the marginal things like the gray item that Ole mentioned, as you project out what's anticipated to happen in labor rates, health-care costs, all of those things, we obviously have to continuously improve our operational performance to overcome them and deliver incremental performance.
Unidentified Participant
So if that doesn't happen, you do not expect to have net margin improvements in those businesses?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Our internal targets are more than that, but that is true with what's reflected here.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Larry, you had mentioned sort of getting bucketed in with a lot of the -- or some of the containerboard guys from a valuation perspective. And I think one of the things that's weighing on investors' minds right now is, how global sort of the containerboard market is proving to be despite the consolidation that we have had in the domestic market. So first part of the question is, I think, Tim, you talked about the URB business being predominantly U.S.-centric. Can you talk about parts of the tubes and cores that are produced or sent outside of the United States and/or potential for URB to, I guess, make its way into the United States is part number one.
And then part number 2 is part of the diligence process. People are concerned about conversions in your containerboard. Is there the potential for conversions or some idle equipment to start making URB again?
Timothy L. Bergwall - Greif, Inc. - SVP and Group President of Paper Packaging & Services and Soterra LLC
Yes, great questions, Gabe. So I'll start with tube and core. We do not export tube and core. It's just something that you don't see a lot of. Some products go into Mexico, very little, and we're in Canada, but aside from that, not a whole lot. In terms of URB imports, it's around 200,000 tons or less per year. A lot of that was coming in from China. That's obviously down a little bit now because of the reasons with the trade war but predominantly not a lot of imports. And if you do see them, you tend to see them in things like book cover, 3-ring binder covers, things like that, not so much for tube and core stock.
In terms of conversion, this is something that we looked at during due diligence. We said okay, what could blow up the structure of this market. And we looked at things like machine conversions, what would it take to do a greenfield. And regardless of whether or not that's $100 million to build a mill or convert a mill or $200 million, the economics are very, very difficult to make sense of because the downstream markets are so fragmented, and it's such a small market, that when you think about revenue and assembling enough volume to make it worth the investment, it's really tough to put it together. Just doesn't make a lot of sense.
Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Great. Matt Krueger with Baird here. Just wanted to quickly touch on one key underlying assumption for your 2020 targets, which would obviously be kind of your outlook for the macro economy. Just wanted to get what type of underlying macro you're projecting when you think about your underlying targets? I'm sure there's a variety of scenarios that you've looked at. And what factors can get us to kind of the high end, low end of that range? And then kind of moving beyond that to a more short-term outlook, what are you seeing in terms of macro growth by region at this point? And how's that impacting your business kind of for your FY '19 outlook?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. I'll cover just what's in the assumptions, which are outlined on Page 84. We talk about that really you go into -- we see

Exhibit 99.1

revenue at least $5.5 billion. That's got very low just macroeconomic growth. We tend to be tied, for the most part, to the industrial economy with where industrial growth has been recent, we weren't into predicting that the economy's going to pick up and that things are going to accelerate. So we kept it very low in that sort of 1% kind of range that was outside of our -- returns on our CapEx that's already in process, the Caraustar piece, and so a very, very small organic growth.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Do you want to talk about the macros?
Peter G. Watson - Greif, Inc. - President, CEO & Director
So if you look at outlook in the second half from what we talked about in our second quarter earnings call, the one big change is we are seeing a much weaker demand in steel drums. I think a lot of our customers and we did back then thought that you might have some resolution in trade tariffs, not saying that won't happen, but we're projecting a much weaker demand in steel drums than what we forecasted. Remember, we forecasted 2% going out for the year. That was relative to resolution of the trade, and also we have an ag season in conical drums which is very healthy. It still remains healthy, but we're moving off that 2% because of the weaker demand. And rest of the scenario in terms of volume is similar to what we saw in the second quarter.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
One thing that I think might be helpful, just to put into context, our steel drum business in Europe is about 3x the size it is -- or in EMEA is 3x the size it is in North America. And North America is about -- very similar to APAC. So what happens in EMEA drives a lot of our steel drum business.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Just a follow-up. We talked about in the call, it's very similar now, the 2 really bright spots on steel drum production is in Eastern Europe and in Middle East and North Africa. Some of those are targeted on very specific customers. But those 2 markets are continuing to show strength. And as we talked about in Southern Europe our conical drum seasonality, we feel very favorable in that as we did in the second quarter.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Got it. A couple questions have come in on the webcast, and I think it makes sense to insert them here, so on the topic of steel drums, Ole, maybe you can comment on this. How much of the steel drum weakness that we see right now is trade or China related? Can you talk a little bit about the normalized growth rate that we see for steel going forward? Can you talk about the normalized growth rate for some of the plastics and IBC?
Ole G. Rosgaard - Greif, Inc. - Senior VP and Group President of Rigid Industrial Packaging, Services & Global Sustainability
Well, I think Larry mentioned that the impact at the moment is 9.5% on steel, and it's predominantly due to the trade wars, tariff related. We have in fact grown in plastic. We see that part of the market being fairly stable going forward.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
And a second question, Larry, on a different topic back on valuation. Management showed a slide that talks about the fact that Greif is undervalued on a variety of different metrics. Why does management believe that's the case?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Well, I think that there's 2 elements that I did mention. One, I think we tend to get put together with corrugated packagers, and because of a view that there's capacity additions forthcoming and combined with some drag in current economy, I think, has played into that. Overlaid with the view that, gee, why did you guys buy this company? Why did you lever up this late in the cycle? And I think we still have a tendency to focus on short-term returns in earnings as opposed to long-term strategic issues. That's at least the input that we've got about what's weighing on our stock price. Clearly, the -- just the global industrial economy being impacted by the trade wars and the impact on our Rigids business has got to be playing into that as well.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Hey Matt, if I just comment on what Ole said. So if you look at the tariffs that are impacting our steel drum, you only got to look at 3 regions. First, China for obvious reasons, that their manufacturing economy is down. And that's been impacted.

Exhibit 99.1

But you really look at our 2 -- Ole talked about it earlier, 2 big export regions our customers export their products in drums. It's the Gulf Coast in the U.S., and that's approximately 40% of our output on steel drums in North America. So that's had a big drag. And then Western Europe, predominantly in the Benelux region is a very high percentage of our European steel drum. And again, that is an export market or customers export their products in our drums. So those are the 3 regions that have really dramatically impacted our steel drum output due to tariffs. And if that changes, we would expect to see some improvement out of those 3 large-volume regions.
Chip Dillon - Vertical Research Partners - Partner
Just three. I'll try to ask these quickly. One is if you could compare and contrast the current slowdown, you mentioned recession in certain parts of the economy, certainly seems that way since last fall. How does this compare to that industrial recession we saw in '15 and '16? Is it worse? Is it the same?
Second question is you talked a lot about your container -- your corrugated business. And it's a nice niche. Is that something that you think you need to grow? Or do you think it's more valuable to someone else at a price?
And then I guess the third question is you talked about your target leverage ratio, and yet in parts of the world, moneys -- you're being paid to take it if your government in Europe. But the coverages of interest expense are getting easier and easier as the costs go down. Is there any thought that maybe strategically it might make sense to maybe go a little higher and term the debt out if there's an opportunity, whether it's in your own stock or in the M&A world?
Peter G. Watson - Greif, Inc. - President, CEO & Director
So Chip, I'll take the first 2 questions and have Larry talk about the leverage. So I would say currently now, I think it's much more dragging and severe in what we see in the industrial manufacturer because it's more pervasive -- much more pervasive other than Eastern Europe and Middle East than it was in '15 and '16. I don't think it's anywhere close to what it was at the end of 2008/'09. But anyway, it's a challenge right now.
Regard to our paper containerboard business, we've got a lot of people interested for a lot of time in that business. We like the business. We think we have a real niche. And we have a lot of business both integrated companies and independent companies. So I think we've got a really nice market position. We like it in -- we're committed to stay in that. We're not going to sell that. But thanks for the question. I'll let Larry talk about leverage.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
I mean, in terms of target debt ratio, I mean we established that as being a very efficient level for cost of capital. Your question is good. I mean obviously the cost of debt is really low in terms of terming it out. We basically fixed 80% of this debt. It's locked in over a 5-year period so not a big benefit to us to term out. In terms of increasing the stock ratio, it'll be a little bit inconsistent with the call trig rate, which tends to be a little bit more conservative in that regard.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Do we have any -- Gary, one second please.
Gary Merwitz - Investment Counselors of Maryland - Financial Adviser
Tim, I was hoping you could address the expectations for supply growth and how you think about what maybe drive changes if you were thinking about expanding supply and just how are you thinking industry will play out maybe over the next year or so?
Timothy L. Bergwall - Greif, Inc. - SVP and Group President of Paper Packaging & Services and Soterra LLC
So you're talking about the broader paper packaging business and the supply growth, meaning the capacity announcements?
Gary Merwitz - Investment Counselors of Maryland - Financial Adviser
Yes. Correct.
Timothy L. Bergwall - Greif, Inc. - SVP and Group President of Paper Packaging & Services and Soterra LLC
So there's been a list that's been distributed pretty broadly that has about 3 million tons of containerboard projects that are discussed. And I'll call them announced because not all of them have received funding. And we're not confident that all of them are going to move forward either. When I go through that list specifically and look at those brown grades that will hit the domestic market

Exhibit 99.1

in the next 3 years, I come up with about 1.1 million tons, but that's less than 4% capacity increase. So we stay pretty close to these projects. You just hear about these things on the streets. And 3 million tons sounds daunting, 1.1 million does not concern me that much.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Okay. Any additional questions from the in-person audience? No. Do we have any additional questions from the webcast audience? There are no additional questions from the webcast audience at this time.
So ladies and gentlemen, that concludes this morning's event. Again, we greatly appreciate your time.
Just a couple of logistic housekeeping items. We have box lunches for folks that would like a lunch outside in the foyer. Feel free to grab a lunch. Take it with you or come on back in here if you want to sit down and talk further with anybody.
In about 15 minutes, call it 11:30 by my watch, we'll have our recycling one-on-one OCC discussion with Greg that will be hosted in the Trocadero Room, which is just out the hallway and to the left. So for those that are interested in learning just a little bit more about those markets, feel free to stop by for that. That will take somewhere between say 20 and 25 minutes at most.
So with that, we greatly appreciate your time today, and thank you for joining us at Investor Day.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you very much for your time.